EXHIBIT 99.1

T-Mobile Adds over 5 Million Customers for the Fourth Year in a Row,
Stock Repurchase Program off to a Strong Start

Q4 2017 Delivers 1.9 Million Total Net Additions, 891,000 Postpaid Phone Net Additions with Record Low Q4 Postpaid Phone Churn

Preliminary Fourth Quarter 2017 Customer Highlights:

•	1.9 million total net additions

•	1.1 million branded postpaid net additions

•	891,000 branded postpaid phone net additions

•	149,000 branded prepaid net additions

•	Branded postpaid phone churn of 1.18%, down 10 basis points year-over-year

Preliminary Full-Year 2017 Customer Highlights:

•	5.7 million total net additions

•	3.6 million branded postpaid net additions

•	2.8 million branded postpaid phone net additions

•	855,000 branded prepaid net additions

Stock Repurchase Program:

•	Approximately 7.0 million shares repurchased in 2017 at an average price per share of $63.34 for a total purchase price of $444 million - approximately 30% of total authorized amount of $1.5 billion.

BELLEVUE, Wash. — January 9, 2018 - T-Mobile US, Inc. (NASDAQ: TMUS) today provided a preliminary view of key customer results for the fourth quarter and full-year 2017 as well as an update on its stock repurchase program for the fourth quarter of 2017.

"The most passionate, customer-obsessed team in the wireless industry just delivered its 19th quarter in a row with more than a million nets! It’s incredible,” said John Legere, President and CEO of T-Mobile. “It just proves that putting customers first quarter after quarter and delivering on our promise of the fastest 4G LTE network in the country is a winning combination for everyone! In 2017, more than 5 million customers came to the Un-carrier for more choice and a better wireless experience. These results speak for themselves and we are ready to continue the fight for consumers in 2018!"

Preliminary Fourth Quarter and Full-Year 2017 Customer Results

In the fourth quarter of 2017, T-Mobile added approximately 1.9 million total net customers, bringing its total customer count to nearly 72.6 million at year-end 2017. This marks the 19th consecutive quarter that T-Mobile has generated more than 1 million total net customer additions. Full-year 2017 also marked the fourth consecutive year that T-Mobile added more than 5 million net customers.

Over the past five years, T-Mobile’s reported customer base has increased by more than 39 million in total.

T-Mobile also saw continued strength in branded postpaid customers, reporting net customer additions of 1.1 million in the fourth quarter of 2017. Branded postpaid phone net customer additions were 891,000 in the fourth quarter of 2017. This is expected to be the sixteenth consecutive quarter in which T-Mobile has led the industry in branded postpaid phone net customer additions. For full-year 2017, we added over 3.6 million branded postpaid net customers, coming in at the top of the revised guidance range for branded postpaid net customer additions of 3.3 to 3.6 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Branded prepaid net customer additions in the fourth quarter of 2017 were 149,000. For full-year 2017, we added 855,000 branded prepaid net customers, primarily driven by the continued success of our MetroPCS brand. Migrations to branded postpaid plans reduced branded prepaid net customer additions by approximately 180,000 in the fourth quarter of 2017 and 700,000 for full-year 2017.

Wholesale net customer additions were 633,000 in the fourth quarter of 2017 and 1.2 million for full-year 2017.

Branded postpaid phone churn was 1.18% in the fourth quarter of 2017, down 10 basis points year-over-year and down 5 basis points sequentially. This represents T-Mobile's best-ever fourth quarter branded postpaid phone churn result.

Branded prepaid churn was 4.00% in the fourth quarter of 2017, up 6 basis points year-over-year and down 25 basis points sequentially.

Stock Repurchase Program

On December 6, 2017, we announced our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018. The repurchase program does not obligate us to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired.

During 2017, we repurchased approximately 7.0 million shares at an average price per share of $63.34 for a total purchase price of approximately $444 million. The maximum approximate dollar value of shares that may yet be purchased under the program was $1.1 billion as of December 31, 2017.

We also understand that Deutsche Telekom AG, our majority stockholder, or its affiliates, is considering plans to purchase additional shares of our common stock. Such purchases would likely take place through December 31, 2018, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements.

Preliminary Customer Results

Our customer results for the fourth quarter and full-year 2017 are preliminary and subject to completion of our year-end closing review procedures. America’s Un-carrier plans to share more details and its full financial results for the fourth quarter and full-year 2017 in February 2018.

	As of			% Change
(in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	Qtr/Qtr	Year/Year
Customers, end of period
Branded postpaid phone customers (1)	34,114	33,223	31,297	3%	9%
Branded postpaid other customers (1)	3,933	3,752	3,130	5%	26%
Total branded postpaid customers	38,047	36,975	34,427	3%	11%
Branded prepaid customers	20,668	20,519	19,813	1%	4%
Total branded customers	58,715	57,494	54,240	2%	8%
Wholesale customers(2)	13,870	13,237	17,215	5%	(19)%
Total customers, end of period	72,585	70,731	71,455	3%	2%

(1)
During 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 160,000 and 4,528,000 reported wholesale customers in the third quarter of 2017 and for full-year 2017, respectively. No further Lifeline adjustments are expected in future periods.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

	Quarter			% Change		Year Ended		% Change
(in thousands)	Q4 2017	Q3 2017	Q4 2016	Qtr/Qtr	Year/Year	2017	2016	2017 vs 2016
Net customer additions
Branded postpaid phone customers (1)	891	595	933	50%	(5)%	2,817	3,307	(15)%
Branded postpaid other customers (1)	181	222	264	(18)%	(31)%	803	790	2%
Total branded postpaid customers	1,072	817	1,197	31%	(10)%	3,620	4,097	(12)%
Branded prepaid customers	149	226	541	(34)%	(72)%	855	2,508	(66)%
Total branded customers	1,221	1,043	1,738	17%	(30)%	4,475	6,605	(32)%
Wholesale customers (2)	633	286	363	121%	74%	1,183	1,568	(25)%
Total net customer additions	1,854	1,329	2,101	40%	(12)%	5,658	8,173	(31)%

(1)
During 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

	Quarter			Qtr/Qtr	Year/Year
	Q4 2017	Q3 2017	Q4 2016
Branded postpaid phone churn	1.18%	1.23%	1.28%	-5 bps	-10 bps
Branded prepaid churn	4.00%	4.25%	3.94%	-25 bps	6 bps

T-Mobile Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to also use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.:

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 72.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance and strategy, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition in the wireless services market, including new competitors entering the industry as technologies converge; the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and other risks described in our filings with the SEC, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com
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